HYPERDYNAMICS CORPORATION March 2007 Company Fact Sheet

Frontier Exploration in West Africa

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HYPERDYNAMICS CORP. (HDY or the Company) is an independent oil & gas company with operations in West Africa (Republic of Guinea) and the U.S.

• Largest Exploration License in West Africa. HDY has negotiated a Production Sharing Contract (PSC) with the Republic of Guinea, which provides HDY with sole exploration and production rights over Guinea’s offshore region, covering approximately 31,000 square miles. This represents the largest offshore exploration license in West Africa.

• World-Class Potential. Nearby discoveries made in Côte d’Ivoire, Senegal, Mauritania, and Guinea Bissau, ranging from an estimated 260 million to over 1 billion barrels of oil provide an indication of the world-class potential of this prospective area.

• Hydrocarbon Indications Found. Initial geophysical studies conducted by HDY, and supported by an independent study from Petroleum Geo-Services, have indicated the presence of large hydrocarbon-bearing structures in the license area. In addition, satellite studies confirm the presence of oil seeps offshore Guinea, core samples have identified gas shows, and seismic data reveals gas chimney formations from the Paleozoic and Mesozoic zones.

• Binding PSC with Favorable Terms. HDY finalized terms of the PSC in September 2006, which was signed by Guinea’s Finance Minister and Minister of Mines and Geology, and was written in accordance with Guinea’s Petroleum Code. The agreement imposes a 10% royalty and a split of profit oil, which is determined based on daily production and after 75% upfront cost recovery.

• Farm-Out Program Underway. To accelerate work activity in the area, HDY is currently seeking partnerships with major international oil & gas companies. The farm-out program allows interested parties an opportunity to review HDY’s proprietary data of the region for a licensing fee, and submit partnership bids upon conclusion of the data review period. HDY anticipates partnership negotiations to commence during the third calendar quarter of 2007.

• Strategic Importance of Guinea. U.S. government interest in Guinea is high. Guinea is the source for roughly one-half of worldwide bauxite reserves, the key element in aluminum supply. Several multinational aluminum and mining companies operate in Guinea. For the oil markets, Guinea is centrally located to Western markets.

• Working with the Guinea government and people. In negotiating the PSC, HDY has developed a strong relationship with President Lansana Conte, other high-ranking government officials in Guinea, as well as leaders and people of influence outside the current government. HDY has also established a non-profit organization (American Friends of Guinea) to provide medical and other assistance to the people of Guinea.

• Domestic production provides operating cash flow. HYD maintains domestic production primarily to cover the firm’s overhead. The focus is on low-risk oil production in Louisiana, with activities consisting mainly of exploitation, well re-entries, and in-fill drilling in proven productive areas. Currently, average production is around 2,400 to 2,500 barrels per month.

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Fact Sheet	March 2007

INVESTMENT THESIS

While the rise in crude oil prices over the past five years has led to a surge in drilling activities worldwide, the supply response to this surge has been rather tepid. The problem is that, although oil & gas companies are cash rich, they are opportunity poor. Today, there are few regions in the world that offer world-class reserve potential. One of those regions, and a current hotbed of exploration activity, is West Africa. But legitimate access to drilling rights in this highly contested area is often a significant barrier.

Since 2001, HYD management has cultivated a close relationship with the government of the Republic of Guinea, assisted by past and present U.S. officials in this region. Guinea is located on the western coast of Africa, bordering Senegal and Côte d’Ivoire. The culmination of this relationship was the September 2006 signing of a PSC with the government of Guinea, which gave HYD sole exploration and production rights to a 31,000 square mile (or roughly 20 million acre) area, offshore Guinea. For comparative purpose, this license area is roughly the size of South Carolina, and is the largest offshore exploration license in West Africa (see chart below).

World-Class Potential

Activity nearby provides some indication of the potential for this prospective area. Offshore Senegal (bordering north of Guinea inland), the Dome Flore Field has estimated reserves of up to 1 billion barrels of heavy oil. In Guinea Bissau (northwest border of Guinea), the Sinapa Field has an estimated 260 million barrels of reserves. There are plans for two wells to be drilled in March and April of this year in the southern portion of the Sinapa Field, approximately 70 miles from the northern edge of HDY’s license area. In Mauritania (north of Guinea), a discovery was made in the Chinguetti Field, which could produce an estimated 70,000 barrels per day (b/d). In offshore Côte d’Ivoire (bordering east of Guinea), Canadian Natural Resources Ltd. has active production from the Espoir and Baobab Fields, which currently produce over 40,000 b/d.

Hydrocarbon Indications Present

HDY has completed several studies and proprietary seismic acquisition shoots of the license area. Initial geophysical studies indicate the presence of large hydrocarbon-bearing structures. The studies reveal the existence of a tri-delta river system offshore Guinea. River deltas, such as those in Nigeria and the Gulf of Mexico, are considered to be some of the most prolific areas in the world for oil and gas deposits. Satellite studies have confirmed the presence of oil seeps off the coast of Guinea. Mining core samples have had natural gas shows. Seismic data reveals gas chimney formations from the Paleozoic and Mesozoic zones. All of these studies offer some indication of the presence of significant amounts of hydrocarbon in HDY’s license area.

Production Sharing Contract Terms
HDY signed the PSC on September 22, 2006 with the government of Guinea, in accordance with the country’s Petroleum Code. Terms are considered favorable to HDY, as the government of Guinea seeks to attract foreign investments and encourage a heightened pace of activity in its emerging oil & gas industry.

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Fact Sheet	March 2007

The PSC grants HDY exclusive rights for exploration, development, and production of approximately 31,000 square miles offshore the Republic of Guinea. The PSC contains a unique provision that, if the contract is registered as a new Guinea law, then 64% of the contract area will convert from exclusive to priority rights of participation that HDY will then maintain in perpetuity. The areas to be converted would be determined solely by HDY. The process to convert these rights will entail codification of the contract by the National Parliament of Guinea, with affirmation by the country’s Supreme Court, and an issuance of a Guinea Presidential decree. For any areas that may become non-exclusive, HDY can acquire additional exclusive rights directly from Guinea on a priority basis through additional contracts. Short of entering into any additional exclusive contracts, HDY will still maintain priority rights to participate within the non-exclusive area.

Daily Production (b/d)[1]	Guinea Share	HDY Share
From 0 to 2,000	25%	75%
From 2,001 to 5,000	30%	70%
From 5,001 to 100,000	40%	60%
Over 100,001	60%	40%

[1]	After 75% cost recovery

Other significant terms of the agreement include the imposition of a 10% royalty and a sharing of profit oil. Profit oil is determined based on daily production (see table), net of royalties and after recovery of 75% of upfront costs. As part of the Company’s work commitments, HDY is required to complete additional seismic acquisition by September 2008 and drill a minimum of two exploration wells by 2018. HDY plans to exceed these minimum requirements. The exploitation periods for each area specified will be for 25 years with two 10-year automatic extensions available. Each well in the exploitation area will have its own exploitation period.

Guinea Exploration

To date, HDY has acquired 5,000 kilometers of proprietary 2D seismic and has performed an internal analysis of all geological, well log and seismic data available in the license area. Based on its internal analysis, HDY has identified multiple seismic leads, spread across various zones (Paleozoic, Mesozoic and Tertiary), at water depths ranging from 100 to 1,000+ meters. HDY also commissioned a third-party geophysical study by Petroleum Geo-Services (PGS), the world’s second largest geophysical service company with extensive experience in Africa, and a logistical study by GlobalSantaFe to assess the requirements needed when drilling commences.

Natural Gas Market Potential

While most frontier exploration is entirely dependent on crude oil discovery, a sizable natural gas market may exist for Guinea. Along with general population demand for electricity generation, natural gas demand could also come from mining companies currently operating in the country. Guinea holds approximately one-half of the world’s bauxite reserves, a key feedstock to the production of aluminum. Bauxite mined in Guinea, however, is shipped to smelting plants around the world for further processing. If a reliable, long-lived energy source (natural gas) was available nearby, this would allow mining companies to construct smelting plants in the region, making it more economical to process the bauxite at the source. It is estimated that about 1 trillion cubic feet of natural gas is needed to power a single smelting plant. Importantly, potential demand from mining companies and electricity generation means that developing a natural gas market in this region does not require the extensive time and capital commitments involved in constructing LNG facilities.

Farm-Out Program Underway

To accelerate activity, HDY is currently seeking to partner with international oil & gas companies that bring experience and resources to the region. The farm-out program allows qualified companies an opportunity to review HDY’s proprietary data for a licensing fee, and submit partnership bids upon conclusion of the data review period.

HDY will hold meetings with interested parties during the first calendar quarter of 2007, where HDY will discuss additional information on the PSC, targets identified by HDY, and the geology and geophysics of the area. Interested parties will have an opportunity to review all of HDY’s geologic and geophysical data, which includes 5,000 kilometers of proprietary 2D seismic, independent studies from PGS and GlobalSantaFe, as well as internal analysis from HDY. The Company will license this data package for a limited review period and on a confidential basis. HDY will collect a fee from each company that chooses to examine the data package, and expects to book associated licensing fees during the second calendar quarter. Upon final review of the data package, companies can submit partnership farm-in proposals. HDY anticipates negotiations of such farm-in proposals to commence during the third calendar quarter of 2007.

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Hyperdynamics Corporation
Company Headquarters
One Sugar Creek Center Blvd.
Suite #125
Sugar Land, TX 77478
(713) 353-9400
www.hyperdynamics.com

Reader Advisory and Forward Looking Statements

This Fact Sheet is presented as a brief company overview for the information of investors, analysts and other parties with an interest in Hyperdynamics Corp. (the Company). Company management hopes that this Fact Sheet will encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (SEC) filings, press releases and other public materials. This Fact Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This Fact Sheet contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which Hyperdynamics discusses factors it believes may affect its performance in the future.. These statements are based on the Company’s current assumptions, expectations and projections about future events, which are subject to a wide range of business risks. The Company encourages investors to review the information regarding the risks inherent to Hyperdynamics and its industry, as described in its Annual Report on Form 10-K for the year ended June 30, 2006, copies of which are available at http://www.sec.gov and at the Company’s website at www.hyperdynamics.com. This Fact Sheet does not purport to be all-inclusive or to contain all of the information that a reader may desire regarding the structure or the affairs of the Company. Although the Company believes that the assumptions reflected in these forward-looking statements are reasonable, the Company can give no assurance that these assumptions will prove to be correct or that financial or market forecasts, savings or other benefits anticipated in the forward-looking statements will be achieved. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected. The information contained in this Fact Sheet is only current as of the publish date and the Company undertakes no obligation to update this Fact Sheet.

©2007 Hyperdynamics Corporation
All Rights Reserved.